SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): October 24, 2005


                        CBL & ASSOCIATES PROPERTIES, INC.

             (Exact Name of Registrant as Specified in its Charter)

          Delaware                    1-12494                62-154718
(State or Other Jurisdiction      (Commission File       (I.R.S. Employer
 of Incorporation)                 Number)                Identification No.)

                      Suite 500, 2030 Hamilton Place Blvd,
                              Chattanooga, TN 37421
           (Address of principal executive office, including zip code)

                                 (423) 855-0001
              (Registrant's telephone number, including area code)

                                       N/A
              (Former name, former address and former fiscal year,
                          if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

     On October 24, 2005, affiliates of The Richard E. Jacobs Group, Inc. ("Jacobs") and affiliates of CBL & Associates Properties, Inc. (the "Company") entered into a definitive agreement to form a 50/50 joint venture to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC. CBL will assume management, leasing and any future development responsibilities of the property.

     Jacobs and its affiliates hold a significant minority interest in the Company through their 20.6% limited partner interest in the Company's operating partnership, which Jacobs and its affiliates received in exchange for contributing their ownership interests in certain real estate properties and joint ventures to the operating partnership in January 2001 and March 2002 (the "Jacobs Acquisition"). Under the terms of the operating partnership's limited partnership agreement, Jacobs and its affiliates have the right to exchange all or a portion of their partnership interests for shares of the Company's common stock or, at the Company's election, their cash equivalent. The Company also granted certain registration rights to Jacobs in connection with any shares of the Company's common stock issued pursuant to such exchange rights.

     Pursuant to the Jacobs Acquisition, Jacobs also received the right to nominate two designees to the Company's board of directors, subject to certain conditions, and CBL & Associates, Inc. and its affiliates (the Company's predecessor) and certain of the Company's executive officers agreed to vote in favor of such nominees. Martin J. Cleary and Gary L. Bryenton, two of the Company's current independent directors, were elected pursuant to the arrangement. Additionally, Jacobs and certain of its affiliates, together with Martin J. Cleary, agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control. Such persons also agreed, until the twelfth anniversary of the Jacobs Acquisition, to vote their shares in favor of the election of the nominees of the Company's board of directors to serve as directors of the Company, so long as they are running unopposed and uncontested.

     The joint venture property is valued at $283.5 million. Concurrent with its formation, the joint venture will enter into a new ten-year, fixed rate non-recourse loan in the range of $195 million to $203 million, secured by the collective centers. The proceeds from the loan will be used to retire an existing construction loan totaling approximately $121.0 million with the balance to be paid to Jacobs as a partial return of Jacobs' equity. The Company will make no initial capital contribution to the joint venture. The joint venture equity will be equalized between Jacobs and the Company through future contributions by the Company and through property cash flow distributions.

     Under the terms of the joint venture agreement, the Company is required to fund any additional equity necessary for capital expenditures, including future development or expansion of the property, and any operating deficits of the joint venture. The Company has guaranteed funding of such items up to a maximum of $50 million. The joint venture's profits will be allocated 50/50 to Jacobs and the Company. The Company will receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company's invested capital, and repayment of the balance of Jacobs' equity, share equally with Jacobs in the joint venture's cash flows.

     The press release announcing the definitive agreement to form the joint venture is attached as exhibit 99.1

Item 9.01   Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired

     Not applicable

(b)  Pro Forma Financial Information

     Not applicable

(c)  Exhibits


Exhibit
Number              Description

99.1 Press Release - The Jacobs Group and CBL Announce Joint Venture Of Triangle Town Center In Raleigh, NC

                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.



                                                 /s/ John N. Foy
                                    -----------------------------------------
                                                  John N. Foy
                                     Vice Chairman, Chief Financial Officer
                                                and Treasurer




Date: October 28, 2005